BUILDING MATERIALS HOLDING CORPORATION
SUPPLEMENT NO. 5 TO PROSPECTUS
DATED OCTOBER 9, 1997

        This Prospectus Supplement No. 5 relates to an aggregate of 70,053 shares of Common Stock covered by this Prospectus, which were issued recently to Willard Brothers Construction, Inc.,("Willard"), in connection with the acquisition by the Company of a 60% interest in WBC Construction, LLC, a limited liability company formed by Willard. Revenues, net income and net assets of Willard are not material to the financial condition and results of operations of the Company.

        Willard has agreed that, without the consent of the Company, they will not offer more than 15,000 shares of Common Stock issued to it on any trading day. The 70,194 shares of Common Stock issued to Willard Brothers Construction, Inc., represent less than 1% of the Company's outstanding stock. Willard has advised the Company that the shares may be offered from time to time as described under "Securities Covered by this Prospectus".

        This Prospectus Supplement is not complete without the Prospectus, and may not be delivered or utilized in connection with the Prospectus. Capitalized terms used in this Supplement have the meanings assigned to such terms in the Prospectus.

The date of this Supplement is January 23, 2003